UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2011

Constellation Energy Partners LLC

(Exact name of registrant as specified in its charter)

Delaware	001-33147	11-3742489
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Main Street, Suite 1300 Houston, TX		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (832) 308-3700

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 24, 2011, Richard S. Langdon was named chairman of the board of managers of the Company. Mr. Langdon has been an independent member of our board of managers and our audit, compensation, conflicts, and nominating and governance committees and the chair of our audit committee since November 2006. Mr. Langdon will receive a $50,000 annual cash retainer for serving as the chairman of the board of managers.

John R. Collins, the former chairman of the board of managers, will remain a Class A manager of the Company. Mr. Collins has been a member of our board of managers since November 2006.

Item 5.07	Submission of Matters to a Vote of Security Holders.

Our annual meeting of common unitholders was held October 24, 2011. At the meeting, the following matters were voted upon:

Class B managers nominated and reelected to serve for a term to expire in 2012 and until their successors are duly elected and qualified as follows:

	Common Units Votes For	Common Units Withheld
Richard H. Bachmann	4,872,093	4,288,349
Richard S. Langdon	4,874,143	4,286,299
John N. Seitz	4,874,142	4,286,300

The number of broker non-votes was 7,784,456.

The ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2011 was approved. With respect to common unitholders and our Class A unitholder, the number of affirmative votes cast was 16,947,352, the number of votes cast against was 108,029, and the number of abstentions was 374,582.

The unitholder proposal regarding distributions was rejected. With respect to common unitholders and our Class A unitholder, the number of affirmative votes cast was 3,222,525, the number of votes cast against was 6,397,533, and the number of abstentions was 25,449. The number of broker non-votes was 7,784,456.

Class A managers John R. Collins and Hugh M. McIntosh were nominated and reelected with 485,065 Class A unit votes to serve for a term to expire in 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSTELLATION ENERGY PARTNERS LLC

Date: October 24, 2011	By:	/s/ Charles C. Ward
Charles C. Ward
Chief Financial Officer